Exhibit 3.7

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

YELLOW TECHNOLOGIES, INC.

Yellow Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that:

1. By written consent, dated effective as of August 4, 2004, the Board of Directors of the Company adopted a resolution proposing and recommending to the sole stockholder the following amendment to the Certificate of Incorporation of the Company:

Article FIRST of the Certificate of Incorporation of the Company shall be amended to read in its entirety as follows:

“FIRST: The name of the Corporation is Yellow Roadway Technologies, Inc. (the “Corporation”).”

3. By written consent, dated effective as of August 4, 2004, the sole stockholder of the Company approved the amendment of the Certificate of Incorporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Yellow Technologies, Inc., effective the 4th day of August 2004.

/s/ Brenda Landry
Brenda Landry
Vice President and Assistant Secretary